Exhibit 99.1

January 8, 2016

FutureFuel Corp. Declares Quarterly Dividend Program for 2016

Batesville, AR. (January 8, 2016) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced its 2016 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.06 per share, with record dates of March 1, 2016, June 1, 2016, September 1, 2016 and December 1, 2016, and corresponding payment dates of March 15, 2016, June 15, 2016, September 15, 2016 and December 15, 2016, respectively.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom manufacturing”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment involves predominantly the production of biodiesel. Please visit our company website at www.futurefuelcorporation.com for more information.

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